UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2012

SOUTHERN CALIFORNIA EDISON COMPANY
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-2313	95-1240335
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2244 Walnut Grove Avenue
(P.O. Box 800)
Rosemead, California  91770
(Address of principal executive offices, including zip code)

(626) 302-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01    Entry into a Material Definitive Agreement

On May 18, 2012, Southern California Edison Company (“SCE”) entered into a Credit Agreement (the “Credit Agreement”) with Union Bank, N.A., Wells Fargo Bank, N.A., Barclays Bank PLC, Citibank, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, Bank of China, Los Angeles Branch, The Bank of New York Mellon, BNP Paribas, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, SunTrust Bank, UBS Loan Finance LLC and U.S. Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders.

The Credit Agreement provides for a $2.75 billion revolving credit facility and replaces (i) the $2.5 billion revolving credit facility that would have terminated on February 23, 2013 and (ii) the $500 million revolving credit facility that would have terminated on March 5, 2013. The Credit Agreement terminates on May 18, 2017, subject to extension. SCE expects to use the liquidity provided by the facility for general corporate purposes.

Many of the investment banking firms that are a party to the Credit Agreement or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for SCE and certain of its subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement, filed as Exhibit 10 hereto and incorporated by reference herein.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01

Item  9.01   Financial Statements and Exhibits

(c)                Exhibits

See the Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN CALIFORNIA EDISON COMPANY
(Registrant)

/s/ Chris C. Dominski
Chris C. Dominski
Vice President and Controller

Date: May 24, 2012

EXHIBIT INDEX
Exhibit	Description

10	Credit Agreement dated as of May 18, 2012 among Southern California Edison Company and the Lenders named therein.